File No. 33-
File No. 811-

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM N-8A

              NOTIFICATION OF REGISTRATION
          FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Third Avenue Trust

Address of Principal Business Office: 767 Third Avenue
New York, NY 10017-2023

Telephone Number including Area Code: 212-888-6685


Name and Address of Agent for Service:

                    Martin J. Whitman
                        President
                    Third Avenue Trust
                     767 Third Avenue
                  New York, NY 10017-2023

COPIES TO:
Lisa Bloomberg, Esq.
Skadden, Arps, Slate, Meagher, & Flom LLP
919 Third Avenue
New York, NY 10022-3897

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO ___


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, State of New York on the 31st day of January, 1997.


                         Third Avenue Trust


                         By: /s/ Martin J. Whitman
                                Martin J. Whitman, President